EXHIBIT 8.4

[FORM OF OPINION OF VINSON & ELKINS L.L.P. (UK) RELATING TO TAX MATTERS]

CityPoint, 33rd Floor, One Ropemaker Street

London EC2Y 9UE

Tel +44.20.7065.6000  Fax +44.20.7065.6001

[            ] 2014

HÖEGH LNG PARTNERS LP

2 Reid Street

Hamilton

HM 11

Bermuda

Ladies and Gentlemen

Höegh LNG Partners LP Registration Statement on Form F-1

We have acted as U.K. tax counsel for Höegh LNG Partners LP (the “Partnership”), a Marshall Islands limited partnership, with respect to certain legal matters in connection with the offer and sale of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus (the “Prospectus”), forming part of the Registration Statement under the United States Securities Act of 1933 on Form F-1 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Representation Letter”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and enquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins RLLP International Lawyers Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	CityPoint, 33rd Floor, One Ropemaker Street London EC2Y 9UE Tel +44.20.7065.6000 Fax +44.20.7065.6001 www.velaw.com

Solicitors and Registered Foreign Lawyers. A list of partner names is available for inspection at CityPoint, One Ropemaker Street, London EC2Y 9UE. Vinson & Elkins RLLP is a limited liability partnership formed under the laws of New York authorised and regulated by the Solicitors Regulation Authority (No. 0079019).

HÖEGH LNG PARTNERS LP [ ] 2014 Page 2

We are opining herein as to the effect on the subject transaction only of the tax laws of the United Kingdom, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other United Kingdom laws, any foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the captions “Business—Taxation of the Partnership—United Kingdom Taxation” and “Non-United States Tax Consequences—United Kingdom Tax Consequences”, insofar as they purport to constitute summaries of UK law or legal conclusions, accurately describe in all material respects the relevant UK tax law and practice of HM Revenue & Customs current at the date of this opinion, subject to the qualifications and assumptions stated therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the date of this opinion, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied on by you and by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities laws, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our name under the captions “Business—Taxation of the Partnership—United Kingdom Taxation” and “Non-United States Tax Consequences—United Kingdom Tax Consequences” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the United States Securities Act of 1933 (the “Securities Act”) with respect to the common units. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours sincerely